Exhibit 10.22

Outside Director Compensation

Program Effective as of June 21, 2012

Annual Board Retainer	$60,000
Non-Executive Chair Retainer	$75,000
Committee Member Retainers
Audit Committee	$10,000
Compensation Committee	$10,000
Nominating & Corporate Governance Committee	$7,500
Neutrality Committee	$5,000
Incremental Committee Chair Retainers
Audit Committee	$12,500
Compensation Committee	$12,500
Nominating & Corporate Governance Committee	$7,500
Neutrality Committee	$5,000

All amounts listed above will be paid to directors in arrears quarterly

Annual restricted stock unit grant:

•

Number of RSUs equal to $170,000 divided by the 30-day moving average stock price of the Class A Common Stock as of the market close on the Date of Grant as reported in the principal consolidated transaction reporting system for the New York Stock Exchange

•	RSUs vest in full on the earlier of (i) the first anniversary of the date of grant, or (ii) the day preceding the next year’s annual meeting of stockholders